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                            CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                           (After Issuance of Stock)

                          MICRO TECH INDUSTRIES, INC.

                 We, the undersigned, Larry Grimes (President) and Kenneth Brochin (Secretary) of Micro Tech Industries, Inc. do hereby certify:

                 That the Board of Directors of said corporation by unanimous written consent dated as of March 31, 1997, adopted a resolution to amend the original articles as follows:

                 Article I is hereby amended to read as follows:

                 "The name of the corporation is Next Generation Media Corp."

                 The number of shares of the corporation outstanding entitled to vote on an amendment to the Articles of Incorporation is 800,890; that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                        /s/ Larry Grimes
                                        President


                                        /s/ Kenneth Brochin
                                        Secretary

State of Maryland   :
                    :ss.
County of Montgomery:

                 On April 8, 1997, personally appeared before me, a Notary Public, Larry Grimes, President, who acknowledged that he executed the above instrument.

Seal                                    /s/ Patricia A. Fincham
                                        Notary
State of Ohio       :
                    :ss.
County of Lucas     :

                 On April 1, 1997, personally appeared before me, a Notary Public, Kenneth Brochin, Secretary, who acknowledged that he executed the above instrument.

Seal                                    /s/ James M. Perlman
                                        Notary